Exhibit 9.1

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ASPECT GLOBAL DIVERSIFIED FUND LP

This Amended and Restated Certificate of Limited Partnership of Aspect Global Diversified Fund LP (the “Partnership”), dated as of the 14th day of April, 2011 has been duly executed and is being filed by the undersigned in accordance with the provisions of 6 Del.C. §17-210, to amend and restate the original Certificate of Limited Partnership, which was filed on March 23, 2007 with the Secretary of State of the State of Delaware (the “Certificate”), to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

First:                      The name of the limited partnership is: Seneca Global Fund, L.P.

Second:                  The address of the registered office of the limited partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of the registered agent at such address is The Corporation Trust Company.

Third:                    The name and mailing address of the general partner is as follows:

Steben & Company, Inc.
2099 Gaither Road
Suite 200
Rockville, MD 20850

Fourth:                  The future effective date of this Amended and Restated Certificate of Limited Partnership is May 1, 2011.

In Witness Whereof, the undersigned general partner has duly executed this Amended and Restated Certificate of Limited Partnership as of the date and year first aforesaid.

STEBEN & COMPANY, INC.
its General Partner

By:	/s/ John Grady
John Grady
Chief Operating Officer of the General Partner